Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 20, 2007, relating to the financial statements and financial statement schedule of WuXi PharmaTech (Cayman) Inc. as of and for each of the three years in the period ended December 31, 2006, and contained in Registration Statement No. 333-144806 of WuXi PharmaTech (Cayman) Inc. on Form F-1 under the security Act of 1933. We also consent to the reference to us under the headings "Summary Consolidated Financial Data", "Selected Consolidated Financial Data" and “Experts” in such Registration Statement.

/s/ Deloitte Touche Tohmatsu CPA Ltd

Deloitte Touche Tohmatsu CPA Ltd

Shanghai, China

October 16, 2007